U.S. SECURITIES AND EXCHANGE
                        COMMISSION Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16 (a) of the Securities Exchange
                Act of 1934, Section 17 (a) of the Public Utility
                         Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person*

          D'Alonzo                   Marco
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         (Last)                     (First)                   (Middle)

          1761 W. Hillsboro Blvd.,   Suite 203
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          Deerfield Beach              FL                     33442
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          (City)                    (State)                   (Zip)

2.  Issuer Name and Ticker or Trading Symbol

          Health Express USA, Inc.
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

          12/03/02, 12/04/02, 12/05/02
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5.  If Amendment, Date of original (Month/Year)

______________________________________________________________________________

6.  Relationship of Reporting Person to Issuer (Check all applicable)

         [X] Director                          [X] 10% Owner
         [X] Officer (give title below)        [ ] Other
         (specify below)

                             Chief Operating Officer

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7.  Individual or Joint/Group Filing (Check Applicable Line)

         [X] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                         5.
                                                                                         Amount of      6.
                                 2A.                     4.                              Securities     Owner-
                                 Deemed                  Securities Acquired (A) or      Beneficially   ship
                    2.           Execution  3.           Disposed of (D)                 Owned          Form:     7.
                    Transaction  Date,      Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                    Date         if any     Code         ----------------------------    Reported       (D) or    Indirect
1.                  (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security   Day/         Day/       -----------      Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          Year)        Year)      Code      V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common              12/03/02     12/03/02     S             2,500               $1.13     1,923,593      D
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Common              12/04/02     12/04/02     S             6,000               $1.11     1,917,593      D
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Common              12/05/02     12/05/02     S             5,000               $1.14     1,912,593      D
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Common              12/05/02     12/05/02     S             2,500               $1.16     1,910,093      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
            2.                                                                                            ative     Form
            Conver-                            5.                              7.                         Secur-    of       11.
            sion                               Number of                       Title and Amount           ities     Deriv-   Nature
            or               3A.               Derivative    6.                of Underlying     8.       Bene-     ative    of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    ficially  Secur-   In-
            cise    3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     ity:     direct
            Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following Direct   Bene-
1.          of      action   Date,    Code     of(D)         (Month/Day/Year)          Amount    ative    Reported  (D) or   ficial
Title of    Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------          or        Secur-   Trans-    Indirect Owner-
Derivative  ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-          Number    ity      action(s) (I)      ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title   Shares    5)       4)        4)       4)
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Explanation of Responses:

Item 5 in Table I does not include options to acquire 1,716,800 shares of common stock which are presently exerciseable.



 By: /s/ Marco D'Alonzo                                     December 5, 2002
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         **Marco D'Alonzo                                   Date
         (**Signature of Reporting Person)

         Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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